Exhibit 3.16

MEMORANDUM

OF

SIGNETICS THAILAND COMPANY LIMITED

*****************

We, the undersigned, having agreed to promote a Company with limited liability, did on this 18th day of April, A. D. 1974, jointly make a Memorandum of Association in two copies in the following terms:

1.         The name of the Company is “SIGNETICS THAILAND COMPANY LIMITED”, written in English characters, and is [THAI] written in Thai script.

2.         The registered office of the Company will be situated in Bangkok Metropolis, Thailand.

3.         The objectives for which the Company is established are :

(1)       To engage in the business of assembling, manufacturing and buying of electronic instruments, tools, devices, and creations of all kinds, including equipment component parts and various pieces pertaining to electronics, whether they be in furnished, manufactured form or not.

(2)       To engage in the business of assembling, manufacturing and buying of machinery, machines and utensils; to prepare drawing plans for any such items or for many of them in concert, which might be beneficial, pertaining to or for use in or in connection with electronic instruments, tools, devices and creations of as kinds.

(3)       To import and export all kinds of goods involved with the various business activities aforestated in sub-clauses (1) and (2).

(4)       For the Company’s business purposes to purchase, self exchange, buy on hire-purchase, pledge, mortgage and guarantee machinery, equipment and tools which are used for industrial purposes.

(5)       For the Company’s business purpose to purchase, sell, change, lease out, buy on hire-purchase, mortgage or advance money on the security of, any land or other immovable property in Thailand and abroad, but subject to any restrictions and conditions imposed by Thai law.

(6)       To apply for, purchase, transfer and accept transfers of trademarks, licenses, patents and tradenames, including concessions, protections or privileges in carrying out the objectives of the Company.

(7)       For the Company’s business purposes to execute, draw, accept and endorse bills of exchange, drafts and bills of lading.

(8)       For the Company’s business purposes to borrow and to lend money with or without interest, and with or without having any person or property by way of security, except in such a way as to constitute finance company activity, and to be guarantor for the payment of loans by any natural or juristic person.

(9)       For the Company’s business purposes to accept pledges, and to pledge and mortgage on the security of loans or any other benefits obtained.

(10)     To have an interest in any other limited companies or partnerships whose objectives are similar to or different from those of the Company.

(11)     To establish agents, brokers, commission agents and branch offices of the Company in any place in the world.

[SEAL]
/s/ Mr. Victor George Tee
Mr. Victor George Tee

(12)     To bring and defend actions in the courts, submit disputes to arbitration, and enter into any agreement or compromise in carrying out the objectives of the Company in any court in any place in the world.

(13)     To Issue guarantees for the purposes of the Company or its officers and employees to the Thailand Immigration, Customs, Revenue and Police authorities, and to provide bail and security in criminal or civil cases.

(14)     The Company is empowered to issue shares at prices higher than par value, and to issue shares for considerations other than money.

4.         The liability of the shareholders in limited to the amount unpaid on the shares in the capital of the Company held by them.

5.         The capital of the Company is fixed at Twelve Million Six Hundred Thousand Baht (Ticals 12,600,000.00) divided into One Hundred and Twenty-Six Thousand (126,000) shares each of the nominal (par) value of One Hundred Baht (Ticals 100.00) per share.

We do hereby authorize Mr. Prasong Thammasara, one of the promoters, to do and perform on our behalf, with the Registrar of the Business Registration Division of the Thailand Ministry of Commerce, all acts and things pertaining to the establishment and registration of this Limited Company.

The names, addresses and occupations of the seven (7) promoters of the Company, the number of shares in its capital for which they have subscribed, and their signatures are set out below:

1.        I, Mr. James Edward Stokes, American national, age 53, residing at No. 986 Rama IV Road, Tambon Silom, Khet Bangrak, Bangkok Metropolis, trader, have subscribed for one (1) share.

(signed) James Edward Stokes.

2.        I, Mr. Andrew Roderick Walter Wynne, British national, age 28, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis, attorney, have subscribed for one (1) share.

(Signed) Andrew Roderick Walter Wynne

3.        I, Mr. Annop Srisuphll, Thai national, age 48, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis, employee, have subscribed for one (1) share.

(Signed) Annop Srisuphll

4.        I, Mr. U Tiu Shwe, Burmese national, age 31, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis, attorney, have subscribed for one (1) share.

(Signed) U Tiu Shwe

5.        I, Mr. Udom Rosemon, Thai national, age 33, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis, employee, have subscribed for one (1) share.

(Signed) Udom Rosemon

6.        I, Mr. Pramote Phamomphibun, Thai national, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis, employee, have subscribed for one (1) share.

(Signed) Pramote Phamomphibun

7.        I, Mr. Prasong Thammasara, Thai national, age 24, residing at No. 547 Community No. 1, Sol 48, Suksawat Road, Tambon Bang Mot, Khet Rathurana, Bangkok Metropolis, employee, have subscribed for one (1) share.

(Signed) Prasong Thammasara

[SEAL]
/s/ Mr. Victor George Tee
Mr. Victor George Tee

2

Certification by Witnesses:

I, Mrs. Wilailak Choenaksom, Thai national, age 24, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis;

And I, Miss Somchai Lamalkul, Thai national, age 23, residing at No. 297 Surawong Road, Tambon Surawong, Khet Bangrak, Bagnkok Metropolis;

Do hereby certify that all the above-named promoters of this company did sign their names in our presence.

(Signed) Wilailak Choenaksom

(Signed) Somchai Lamalkul

********************

[SEAL]
/s/ Mr. Victor George Tee
Mr. Victor George Tee

3

(Translation)

GARUDA

No. Sor Jor Kor.019257	Partnership and companies Registration Office

CERTIFICATION

This is to certify this Company has been registered under the Civil and Commercial Code as a juristic person, being classified as a limited company, Registration No. 0105517007286 (former no. 735/2517] on the 7 day of June 1974. Information appearing in the registration records on the day of issuance of this document is as follows :

1.       Name of the Company is NXP Manufacturing (Thailand) Ltd.

2.       The Company has 6 directors as follows :-

(1)        Mr. Douglas Gene Sampson

(3)        Mr. Carlo Anthony van den Akker

(5)        Mr. Phaisal Prommomes

3.       Number and names of the directors who are authorized to sign to bind the Company are as follows:-

“The signatures of any two directors of the Company are required to bind with the Company Seal.”

4.       The registered capital is fixed at Baht 51,000,000.-

5.       The address of the head office is no.303 Moo 3, Chaengwattana Road, Kwaeng Talad Bangkhen, Khet Laksi, Bangkok.

6.       The objects of the Company comprise 14 items and are as appear in the copy annexed hereto in 2 pages which bears the signature of the Registrar who is the competent official and is affixed with the seal of the Partnership and Companies Registration Office.

(Official Seal)	Issued on this day the December 29, 2006

(Signed)
Registrar

Remark :

1.     This Company was formerly known as ‘Signetics Thailand Co., Ltd.’ The Company has changed its name to ‘Philips Semiconductors (Thailand) Co., Ltd.’ on 22 January 1993, and changed to NXP Manufacturing (Thailand) Ltd. on the 29th December 2006.

2.     This juristic person has sent 2005 Annual Financial Statement.

3.     This certificate certifies only the statements the partnership/company registered for legal effect only. The fact should be sourced for consideration.

4.     The Registrar may cancel the registration later if the registration is proved to be incorrect.

The objectives for which the Company is established are:

(1)       To engage in the business of assembling, manufacturing and buying of electronic instruments, tools, devices, and creations of all kinds, including equipment component parts and various pieces pertaining to electronics, whether they be in furnished, manufactured form or not.

(2)       To engage in the business of assembling, manufacturing and buying of machinery, machines and utensils; to prepare drawing plans for any such items or for many of them in concert, which might be beneficial, pertaining to or for use in or in connection with electronic instruments, tools, devices and creations of as kinds.

(3)       To import and export all kinds of goods involved with the various business activities afore-stated in sub-clauses (1) and (2).

(4)       To purchase, sell, exchange, lease, let, hire purchase, pledge, mortgage or give warranty over any industrial machinery, tools, and devices or any other assets for any purposes and to take mortgage of any assets as security to the obligations of any of its customers arising from the sales of goods either by credit or by installment or as security to the performance of its employee.

(5)       For the Company’s business purpose to purchase, sell, change, lease out, buy on hire-purchase, mortgage or advance money on the security of, any land or other immovable property in Thailand and abroad, but subject to any restrictions and conditions imposed by Thai law.

(6)       To apply for, purchase, transfer and accept transfers of trademarks, licenses, patents and trade names, including concessions, protections or privileges in carrying out the objectives of the Company.

(7)       For the Company’s business purposes to execute, draw, accept and endorse bills of exchange, drafts and bills of lading.

(8)       To borrow and lend money with or without interest, and with or without any personal guarantee or asset provided as collateral for any purposes, except in such a way which constitute financial institution activity and to provide guarantee for payments of loans in favor of any individual or juristic person for any purposes.

(9)       To take pledge and to pledge or mortgage to secure the loan or any other benefits for any purposes.

(10)     To have an interest in any other limited companies or partnerships whose objectives are similar to or different from those of the Company.

(11)     To establish agents, brokers, commission agents and branch offices of the Company in any place in the world.

(12)     To bring and defend actions in the courts, submit disputes to arbitration, and enter into any agreement or compromise in carrying out the objectives of the Company in any court in any place in the world.

(13)     To issue guarantees for the purposes of the Company or its officers and employees to the Thailand Immigration, Customs, Revenue and Police authorities, and to provide bail and security in criminal or civil cases.

(14)     The Company is empowered to issue shares at prices higher than par value, and to issue shares for considerations other than money.

ARTICLES OF ASSOCIATION

OF

PHILIPS SEMICONDUCTORS (THAILAND) CO., LTD.

*****************

Shares and Shareholders

1.         The shares of the Company shall be divided into two groups, i.e.

a)        Groups A shares are common shares consisting of shares number 000001 to 250000 inclusive.

b)        Group B shares are preferred shares consisting of shares number 250001 to 510000 inclusive.

Unless otherwise clearly provided by these Articles, the rights and status of Group A and Group B shares shall be the same.

2.         In the event that the Company is dissolved or liquidated, the remaining money or property of the Company which shall be divided among shareholders shall be divided into two parts.

2.1       The first part shall be distributed to each of Group A share at the rate of 7,950 per share and each of Group B share at the rate of Baht 7,950 per share.

2.2       The remaining amount after the first division shall be equally distributed to each share.

If the remaining money or property is inadequate to be distributed to each share as mentioned in 2.1 above the amount shall be distributed to each of Group A and Group B share on the pro rata basis.

3.         The Directors may from time to time pay to the shareholders such interim dividend as appeared to the Directors to be justified by the profit of the Company and provided that after the payment of such dividend, the retained earning shall remain not less than Baht 1,299,508,000.-

Any declaration of dividend by a shareholders’ meeting which shall reduce the retained earning to be less than Baht 1,299,508,000.- is subject to a majority vote of the Group A shareholders attending such meeting. The detail of the dividend to be declared and the remaining retained earning thereafter must be clearly stated in the notice calling for such shareholders’ meeting.

4.         The share certificates of the Company shall be issued under the Seal of the Company, and shall bear the signatures of at least two (2) Directors.

5.         Only such natural or juristic persons as are listed in the Register of Shareholders of the Company shall be considered shareholders of the Company.

6.         Any share may be transferred by a shareholder of the Company, or other person entitled to transfer, to another shareholder selected by the transferor, but no share shall be transferred to any person who is not a shareholder, except to such person as may be expressly and in writing approved by the Board of Directors as being in the interest of the Company to admit as a shareholder.

7.         The Directors, in their sole discretion, may refuse to register the transfer of any share(s) to a person not already a shareholder whom they shall not approve as being a shareholder of the Company.

8.         The Company shall, upon any increase of authorized its capital, have power to issue fully paid bearer shares.

9.         The Company shall, upon any increase of its capital, have power to issue preference shares, on such terms as may be resolved in General Meeting of the shareholders.

10.       If any shares certificate is defaced, lost or destroyed, it may renewed on such terms, if any, as to evidence and indemnity as the Directors may deem fit.

Directors

11.       The number of the Directors on the Board shall be not more than ten (10).

12.       Not less than one - third of the Directors shall retire annually. All retired Directors shall be eligible for re-election.

13.       A Director need not be a shareholder of the Company.

14.       Meeting of the Board of Directors shall be hold upon such notice (if any) as the Directors themselves may determine from time to time in Meeting.

15.       The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed a majority of the Directors holding office must be present, in order to constitute a quorum for a Meeting of the Board of Directors.

However, decisions of the Board of Directors may be taken either at a Meeting duly convened with or without prior written notice, or by resolutions circulated by registered post and voted upon by all of the Directors, or if necessary or appropriate by cable or telex provided the proposal to use this means is confirmed in the same manner by all of the Directors.

16.       Decisions in Board Meetings shall require the affirmative vote of a majority of the Directors present, in person or by proxy, at the Meeting. Resolutions proposed by post, cable or telex shall be passed only by the unanimous vote of all Directors holding office. At any Board Meeting, the Chairman of the Board of Directors shall have a casting vote in the event of a tie.

Power of Directors

17.       The signatures of the Directors which shall be binding upon the Company, when combined with the Company Seal, shall be determined by the Board of Directors, and the same shall be registered with the competent authorities.

18.       The Board of Directors shall manage the business of the Company in accordance with the objects enumerated in the Company’s Memorandum, and particularly they have authority to acquire, buy, sell, mortgage, pledge, or charge the Company’s movable and immovable property for its business purposes, and to issue all usual types of commercial security for the Company’s general use, or as security for any debt, liability or obligation of the Company or of any third party. Likewise, the Directors have authority to lease immovable property for more than three (3) years, as well as for lesser periods, and may effect registrations with any governmental office, department, ministry, or instrumentality in Thailand or aboard.

19.       The Directors, in the name of the Company, may issue guarantees and bind the Company as guarantor, bailor or surety for any natural or juristic person (s).

20.       The Directors shall have the authority to submit matters to arbitration, enter into compromises, and to commence, prosecute and defend court actions in the courts of any country, as well as to participate in bankruptcy, reorganization and liquidation proceedings of any of the debtors of the Company, and to receive money or property from any person, natural or juistic, including courts and governmental authorities.

21.       The Directors shall have the power to designate by resolution or power of attorney or otherwise, any person or persons, natural or juristic, whether or not a director, to act on behalf of the Company and whose signature or signatures shall be binding upon the Company, subject to such limitations as may be placed on his/their signing authority by the Board of Directors.

22.       The Directors shall have the power to appoint, remove, or suspend such managers, officers, clerks, employees, agents, and servants for permanent, temporary or special services as they may from time to time deem appropriate, and to determine their titles, powers and duties and fix their remuneration, whether by way of salary, commission, participation in profits, or otherwise, as they deem appropriate.

In no way limiting the generality of the foregoing, the Board of Directors may appoint, remove, or suspend any one or more of their body as committees, manager or managers, which or who may by designated by such title or titles as the Board of Directors shall deem appropriate and to whom the Board of Directors may delegate and limit the powers mentioned in these Regulations.

23.       The Directors may appoint one or more Managing Director(s) for such period(s) as the Directors may decide, and the Directors may confer upon him/them such powers of the Company as they deem fit which are not by law or by these Articles required to be exercised by the Company in General Meeting.

Shareholders’ Meetings

24.       The first Annual General Meeting of the Shareholders shall be held within six (6) months after incorporation of the Company. Thereafter an Annual General Meeting shall be held at least once in every twelve months, to consider and act upon the following business:

(1)       To receive and consider the report of the directors, the audited profit and loss account and balance sheet of the Company for the past fiscal year, and the auditor’s report thereon;

(2)       To elect directors in the place of those retiring by rotation or otherwise;

(3)       To consider the declaration of dividend;

(4)       To elect an auditor for the ensuing year, and fix his/her remuneration;

(5)       To transact other business.

The above mentioned General Meeting of the Shareholders shall be called Ordinary General Meeting; all other General Meetings of the Shareholders shall be called Extraordinary General Meetings.

25.       Ordinary and Extraordinary General Meetings of the shareholders of the Company may be held during normal business hours at any place in Thailand.

26.       Written notice of any Meeting of the shareholders, signed by any Director or by any person authorized by the Board of Directors, shall be served upon or delivered by hand or by registered mail to each shareholder, at his last known address as shown in the Register of Shareholders of the Company, having the right and entitled to vote at such Meetings, at least fourteen (14) clear days before the scheduled date of the Meeting. Any notice sent by mail in a letter properly addressed is deemed to have been served at the time when such letter would have been delivered in the ordinary course of post.

27.       An Ordinary or Extraordinary General Meeting of the shareholders may not transact any business unless registered shareholders who between them represent at least fifty-one per centum (51%) of the issued shares in the capital of the Company are present, either in person or by proxy, in order to constitute a quorum. Failing to obtain a quorum, a subsequent General Meeting can be summoned on fourteen (14) days’ notice, and at such subsequent Meeting the same quorum shall be necessary.

28.       Any shareholder, having a special interest in any proposal to be decided upon in a meeting shall not be entitled to vote on that proposal.

29.       The Register of Shareholders of the Company shall be closed during the seven (7) days immediately preceding every Ordinary or Extraordinary General Meeting of the share holders, during which period no share transfer may be registered by the Company.

Accounts

30.       The Board of Directors shall cause to be kept, at the registered office of the Company, proper accounts of the assets and liabilities of the Company and all other accounts which by law or business practice should be kept by the Company, and such accounts shall be audited periodically by the qualified auditor appointed by the Company.

Seal

31.       The Board of Directors shall provide for establishment of a Seal of the Company, and the Seal shall never be used except by the authority of the Directors as set forth in these Articles, the Memorandum of Association and the law.

General

32.       In addition to the above Regulations, the provisions of the Thailand Civil and Commercial Code as now enacted or as may be amended hereafter, except as they may be inconsistent herewith, are hereby adopted as the Articles of Association and Regulations of the Company.

(Translation)

Articles of Association
of
Philips Semiconductors (Thailand) Co., Ltd.
(Amendment)

The special resolution of the Extraordinary General Meeting of Shareholders No. 3/2006, held on 15 September 2006 and the Extraordinary General Meeting of Shareholders No. 4/2006, held on 2 October 2006 resolved to amendment to Article 6 and Article 7 of the Articles of Association of the Company to read as follows:-

Article 6        Any shareholder of the Company or any other person entitled to transfer shares in the Company may transfer any shares held by that person to any other shareholders of the Company as they deem fit, provided that no share shall be transferred to any person who is not an existing shareholder of the Company, except for a transfer of shares which occurs as a result of an enforcement of a share pledge or a transfer of shares which was expressly approved in writing by the Board of Directors such that it is in the interest of the Company to accept such person as a shareholder.

Article 7        The Directors, in their sole discretion, may refuse to register any transfer of shares to any person who is not an existing shareholder and who is not approved by the Board to be a shareholder of the Company except for the registration of the share transfer to any person as contemplated in Article 6.

We hereby certify that the above statements are true and corresponded to the resolutions of the meeting of shareholders.

(Mr. Jan Pieter Eggebeen) Director

/s/ Mr. Douglas Gene Sampson
(Mr. Douglas Gene Sampson) Director